Exhibit (a)(1)(F)

SCIELE PHARMA, INC.

NOTICE OF FUNDAMENTAL CHANGE AND
OFFER TO PURCHASE FOR CASH
ANY AND ALL OF ITS OUTSTANDING
2.625% CONTINGENT CONVERTIBLE SENIOR NOTES DUE 2027
CUSIP Number: 808627 AA1

Pursuant to the Offer to Purchase
Dated October 15, 2008

To Our Clients:

Enclosed for your consideration is the Notice of Fundamental Change and Offer to Purchase dated October 15, 2008 ( the “Offer to Purchase”), and the related Letter of Transmittal and Fundamental Change Purchase Notice (the “Letter of Transmittal”), relating to the option of each holder (the “Holder”) of the 2.625% Contingent Convertible Senior Notes Due 2027 (the “Notes”) of Sciele Pharma, Inc., a Delaware corporation (the “Company”), for $1,000.00 per $1,000.00 principal amount of the Notes, plus any accrued and unpaid interest thereon to and including the Fundamental Change Purchase Date (as defined below) (the “Fundamental Change Purchase Price”), subject to the terms and conditions of the Indenture (the “Indenture”) dated as of May 14, 2007, between the Company and LaSalle Bank National Association, as Trustee, the enclosed Offer to Purchase and the accompanying Letter of Transmittal (together, the “Offer”).

This material is being forwarded to you as the beneficial owner of the Notes held by us for your account but not registered in your name. Surrender of such Notes may only be made by us or our nominee as the holder of record and pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to surrender on your behalf the Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Offer to Purchase and Letter of Transmittal.

Your instructions should be forwarded to us as promptly as possible in order to permit us to surrender the Notes on your behalf in accordance with the provisions of the Offer. The Offer will expire at 5:00 p.m., New York City time, on November 19, 2008 (the “Expiration Date”). Any Notes surrendered pursuant to the Offer may be withdrawn at any time before 5:00 p.m., New York City time, on November 24, 2008 (the “Fundamental Change Purchase Date”).

Your attention is directed to the following:

1.     The Offer is for any and all Notes.

2.     The Offer expires at 5:00 p.m., New York City time, on November 19, 2008.

3.     As a result of the Merger of Tall Bridge, Inc. with and into the Company on October 9, 2008 (the “Merger”), holders of the Notes will be eligible to convert their notes in lieu of accepting this Offer.  Holders who elect to convert their Notes will receive more cash than holders who accept this Offer.

4.     As a result of the Merger, the holders of Notes are no longer eligible to receive common stock of the Company upon conversion. If Notes are converted in the future, holders will receive $1,181.96 for each $1,000.00 principal amount of Notes being converted.

If you wish to have us surrender your Notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. The Letter of Transmittal is furnished to you for information only and may not be used directly by you to tender Notes.

INSTRUCTIONS WITH RESPECT TO
THE OFFER

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Offer with respect to their Notes.

This will instruct you to surrender the Notes held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

The undersigned expressly agrees to be bound by the enclosed Letter of Transmittal and that such Letter of Transmittal may be enforced against the undersigned.

Please tender the Notes held by you for my account as indicated below:

Aggregate Principal Amount of Notes held by you for the account of the undersigned is (fill in amount):

$                                                 of 2.625% Contingent Convertible Senior Notes Due 2027

☐    Please TENDER the following Notes held by you for my account (fill in amount — must be in principal amounts of $1,000 or integral multiples thereof):

$                                                 of 2.625% Contingent Convertible Senior Notes Due 2027

☐    Please DO NOT TENDER any Notes held by you for my account.

Dated:	, 2008

Signature(s)

Please print name(s) here

Address(es)

Area Code and Telephone Number

Tax Identification or Social Security No(s).

None of the Notes held by us for your account will be surrendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to surrender ALL the Notes held by us for your account.